REVOLVING CREDIT NOTE

$8,000,000                                            New York, New York
                                                      August 27, 1997

            FOR VALUE RECEIVED, BUSINESS LOAN CENTER, INC., a Delaware corporation and BLC FINANCIAL SERVICES, INC. a Delaware corporation (jointly and severally the "Borrowers"), hereby jointly and severally promise to pay to the order of STERLING NATIONAL BANK (the "Bank"), at its office located at 430 Park Avenue, 4th Floor, New York, New York 10022, on the Maturity Date the lesser of
(i) the principal sum of Eight Million Dollars ($8,000,000) and (ii) the aggregate unpaid principal amount of all Advances (as defined in the Agreement) to the Borrowers from the Bank pursuant to Section 2.01 of the Amended and Restated Revolving Credit Agreement dated as of August 27, 1997 as amended, between the Borrowers and the Bank (the "Agreement"), in lawful money of the United States of America in immediately available funds on June 30, 1998, subject to acceleration as set forth in the Agreement and subject to extension as set forth in the Agreement.

            This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement. All capitalized terms used herein and not defined herein which are defined in the Agreement, shall have the same meaning in this Note as in the Agreement.

            The Borrowers shall pay interest on the outstanding principal balance of this Note on a monthly basis, on the first day of each month (on the basis of a year of 360 days consisting of twelve (12) thirty (30) day months) at an annual rate equal to the sum of the Base Rate, as in effect from time to time, plus 1.25%.

            "Base Rate" shall mean the rate of interest publicly announced by the Bank at its principal office from time to time as its prime rate, which rate need not be the best rate available; any change in the Base Rate shall be effective as of the opening of business on the date each such change is announced. The Borrowers promise to pay interest, payable on demand, on any overdue principal and, to the extent permitted by applicable law, overdue interest, from the respective due dates of such amounts at a rate or rates determined as set forth in the Agreement.

            The Bank may charge any amount due under this Note to the Borrowers' account with the Bank. Such amount shall be deemed paid out of the first collections (other than the amounts then payable by the Bank to the SBA's collection agent for ultimate payment to a party other than the Bank pursuant to the Loan Documentation) in the account subsequent to the date of the charge. If the Bank's Base Rate shall be increased, the compensation to be paid by the Borrowers to the Bank shall be increased by 1/4 of 1% per annum for each 1/4 of 1% per annum of increase in said Base Rate. If the Bank's Base Rate shall be decreased, the compensation to be paid to the Bank shall be reduced by 1/4 of 1% per annum for each 1/4 of 1% per annum reduction in the said Base Rate.

            The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

            All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof; provided, however, that the failure by the holder to make such insertion shall not affect the joint and several obligations of the Borrowers hereunder.

            Reference is made to the Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events and for optional and mandatory prepayment of the principal hereof prior to the maturity hereof, all upon the terms and conditions therein specified. This Revolving Credit Note is secured by the Collateral referred to in the Agreement and in the Security Agreement. This Revolving Credit Note shall be construed in accordance with and governed by the laws of the State of New York and applicable federal law.


                                          BUSINESS LOAN CENTER, INC.


                                          By: /s/ Robert Tannenhauser
                                              ------------------------------
                                              Robert Tannenhauser, President


                                          BLC FINANCIAL SERVICES, INC.


                                          By: /s/ Robert Tannenhauser
                                              ------------------------------
                                              Robert Tannenhauser, President


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

                         Schedule of Advances/Repayments

                  Initials of    Guaranteed      Amount of
                   Entering      Portion of      Principal       Outstanding
      Date         Officer        Advance*       Repayment         Balance
      ----        -----------    ----------      ---------       -----------


* including accrued but unpaid outstanding interest under the Revolving Credit Loan


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